EXHIBIT 11

CELSION CORPORATION
COMPUTATION OF EARNINGS PER SHARE

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                                         Three Months Ended December 31,
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                                               2000                  1999
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Net (loss) income                       ($1,374,452)            ($834,663)
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Net (loss) income per common share*         ($0.021)              ($0.016)
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Weighted average shares outstanding      64,441,029            53,833,784
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* Common stock  equivalents  have been excluded from the calculation of net loss per share as their inclusion would be anti-dilutive.



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